Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 15, 2006, except as to Note 8 as to which the date is April 12, 2006, relating to the financial statements of Vanda Pharmaceuticals Inc., which appears in the Registration Statement on Form S-1 (No. 333-139485) of Vanda Pharmaceuticals Inc. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement, as incorporated by reference from the Registration Statement on Form S-1 (No. 333-139485) of Vanda Pharmaceuticals Inc.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
January 18, 2007